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                                                                     EXHIBIT 4.1



                               ALLEN TELECOM INC.
                             25101 CHAGRIN BOULEVARD
                              BEACHWOOD, OHIO 44122



                                February 17, 2003


The Fifth Third Bank
Corporate Trust Administration
Mail Drop 1090D2-3212
38 Fountain Square Plaza
Cincinnati, Ohio  45263

                   Re: Amendment No. 1 to the Rights Agreement
                       ---------------------------------------

Ladies and Gentlemen:

     Pursuant to Section 27 of the Rights Agreement (the "Rights Agreement"), dated as of January 20, 1998, between Allen Telecom Inc. (the "Company") and The Fifth Third Bank, as rights agent, the Company, by resolution adopted by its Directors, hereby amends the Rights Agreement as follows:

          1. Section 1(j) of the Rights Agreement is hereby amended and restated in its entirety as follows:

               "(j) "Expiration Date" means the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which all exercisable Rights are exchanged as provided in Section 24, and
          (iv) immediately prior to the Effective Time (as defined in the Merger Agreement)."

          2. Section 1(n) of the Rights Agreement is hereby amended by adding the following new Section 1(nn) immediately thereafter:

               "(nn) "Merger Agreement" means the Agreement and Plan of Merger, dated as of February 17, 2003, among Andrew Corporation, a Delaware corporation ("Parent"), Adirondacks, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub") and the Company."

          3. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of that Section:

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The Fifth Third Bank
February 17, 2003
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          "Notwithstanding anything in this Agreement to the contrary, none of
          Parent, Sub, any of their Affiliates or Associates or any of their permitted assignees or transferees shall be deemed an Acquiring Person and none of a Distribution Date, a Share Acquisition Date, or a Triggering Event shall be deemed to occur or to have occurred, and the Rights will not become separable, distributable, unredeemable or exercisable, in each such case, by reason or as a result of the approval, execution or delivery of the Merger Agreement, the consummation of the Merger (as defined in the Merger Agreement) or the consummation of the other transactions contemplated by the Merger Agreement."

          4. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 1 to the Rights Agreement, but shall remain in full force and effect.

          5. Capitalized terms used without other definition in this Amendment No. 1 to the Rights Agreement shall be used as defined in the Rights Agreement.

          6. This Amendment No. 1 to the Rights Agreement shall be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

          7. This Amendment No. 1 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          8. This Amendment No. 1 to the Rights Agreement shall be effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

          9. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 1 to the Rights Agreement.

                                         Very truly yours,

                                         ALLEN TELECOM INC.


                                         By: /s/ Robert G. Paul
                                             -------------------------------
                                             Name:  Robert G. Paul
                                             Title: Chief Executive Officer


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The Fifth Third Bank
February 17, 2003
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Accepted and agreed to as of the
effective time specified above:

THE FIFTH THIRD BANK


By: /s/ Geoffrey D. Anderson
   -------------------------------
   Name: Geoffrey D. Anderson
   Title: Assistant Vice President